Exhibit 5

Certification Under Rule 466

The Depositary, The Bank of New York, represents and certifies the following:

That it previously has filed a Registration Statement on Form F-6 (Transgene S.A., Registration No. 333-8396) which the Commission declared effective, with terms of deposit identical to the terms of deposit of this Registration Statement except for the number of foreign securities a Depositary Share represents.

That its ability to designate the date and time of effectiveness under Rule 466 has not been suspended.

THE BANK OF NEW YORK,

As Depositary

By: /s/ Joanne F. DiGiovanni

      Joanne F. DiGiovanni

      Vice President

EMM-810323_1